Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Summit Therapeutics plc of our report dated April 30, 2020 relating to the financial statements which appears in Summit Therapeutics plc’s Transition Report on Form 20-F for the eleven-month period ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Reading

May 21, 2020

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire, RG1 3JH

T: +44 (0) 118 597 111, F: +44 (0) 1189 383 020, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of

PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.